Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES APPOINTMENT OF WILLIAM P. FORBES, PHARM. D. AS VICE PRESIDENT, RESEARCH AND DEVELOPMENT AND CHIEF DEVELOPMENT OFFICER

RALEIGH, NC, January 10, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that William P. Forbes, Pharm. D. has joined the Company as Vice President, Research and Development and Chief Development Officer.

Dr. Forbes brings to the Company a broad base of knowledge and experience in the areas of clinical development, regulatory affairs and project management gained over a 15-year career in the pharmaceutical industry. Dr. Forbes most recently served as Vice President, Clinical Development and Regulatory Affairs at Metabasis Therapeutics, Inc., and prior to that he served in a number of positions and leadership capacities at Otsuka America Pharmaceutical, Inc. and Glaxo, Inc.

Carolyn Logan, President and Chief Executive Officer, Salix, stated, “We are extremely pleased to have Dr. Forbes join Salix to direct the Company’s research and development efforts. Bill has a proven record of success in developing and managing highly effective product development teams and progressing products through all phases of clinical development and regulatory milestones including approval. We look forward to the many benefits Salix should realize from Bill’s leadership and contributions in directing, planning and executing initiatives during 2005 and beyond. Our 2005 development programs are primarily designed to support additional uses of XIFAXAN™, develop granulated mesalamine for the maintenance of remission of ulcerative colitis, and to progress life cycle management programs for COLAZAL® and XIFAXAN. Our senior management team expects to have a very busy, highly productive 2005, and we look forward to Bill joining our team and becoming a key contributor to our efforts.”

Commenting on his appointment, Dr. Forbes stated, “I am honored to become a part of the Salix team and look forward to building on the Company’s accomplishments. Salix has established some very exciting product development goals. I believe these goals can be achieved through effective and efficient development, and I look forward to being part of that success.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN™, AZASAN®, ANUSOL-HC® and PROCTOCORT®. A granulated mesalamine product also is under development. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for products, our reliance on our first few products including specifically COLAZAL and XIFAXAN, intellectual property risks, management of rapid growth, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.